State of Delaware
Secretary of State
Division of Corporations
Delivered 04:29 PM 09/10/2010
FILED 04:22 PM 09/10/2010
SRV 100899541 - 3648702 FILE

CERTIFICATE OF DESIGNATION
OF THE
RELATIVE RIGHTS AND PREFERENCES
OF THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
MAM SOFTWARE GROUP, INC.

The undersigned, the Chief Executive Officer of MAM Software Group, Inc., a Delaware corporation (the "**Company**"), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the following resolution creating a series of preferred stock, designated as Series A Convertible Preferred Stock, was duly adopted on July 15, 2010, as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Certificate of Incorporation of the Company (the "**Certificate of Incorporation**"), there hereby is created out of the shares of the Company's preferred stock, par value $0.0001 per share, authorized in **Article Fourth** of the Certificate of Incorporation (the "**Preferred Stock**"), a series of Preferred Stock of the Company, to be named "**Series A Convertible Preferred Stock**," consisting of 2,500,000 shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. **Designation and Rank**. The designation of such series of the Preferred Stock shall be the Series A Convertible Preferred Stock, par value $0.0001 per share (the "**Series A Preferred Stock**"). The maximum number of shares of Series A Preferred Stock shall be 2,500,000 shares. The Series A Preferred Stock shall rank senior to the Company's common stock, par value $0.0001 per share (the "**Common Stock**"), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series A Preferred Stock (the "**Junior Stock**"). The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2. **Dividends**

(a) Payment of Dividends. Commencing on the date of the initial issuance (the "**Issuance Date**") of the Series A Preferred Stock, the holders of record of shares of Series A Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and as declared by the Board of Directors, dividends at the rate of 10% of the stated Liquidation Preference Amount (as defined in **Section 4** hereof) per share *per annum* (the "**Dividend Payment**"), and no more, payable quarterly (unless converted by the holder pursuant to **Section 5(a)** hereof prior to the date the applicable Dividend Payment is due) commencing on the date that is 270 days after the Issuance Date and on the last business day of each subsequent calendar quarter period until notified by the Company that the Series A Preferred Stock has been automatically converted into Common Stock. At the option of the Company, Dividend Payments may be in cash or registered shares of Common Stock. Upon the payment of any dividend on the Series A Preferred Stock in registered shares of Common Stock, the number of shares of Common Stock to be issued to the holder shall be an amount equal to the quotient of (i) the Dividend Payment *divided by* (ii) one hundred percent (100%) (if freely tradable shares are distributed) and eighty percent (80%) (if freely tradable shares are not distributed) of the average of the VWAP (as defined below) for the five (5) trading days immediately preceding the date the Dividend Payment is due; *provided, however*, if there is no trading volume in the Common Stock at any time during such five (5)

trading day period, the number of shares of Common Stock to be issued to the holder shall be an amount equal to the quotient of (x) the Dividend Payment *divided by* (y) one hundred percent (100%) or eighty percent (80%), as applicable, of the average of the Closing Bid Prices (as defined below) for the five (5) trading days immediately preceding the date the Dividend Payment is due. For purposes hereof, "**VWAP**" shall mean, for any date, (i) the daily volume weighted average price of the Common Stock for such date on the OTC Bulletin Board as reported by Bloomberg Financial L.P. ("**Bloomberg**") (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "pink sheets" published by Pink OTC Markets Inc. (or a similar organization or agency succeeding to its functions of reporting prices) (the "**Pink Sheets**"), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company. For purposes hereof, the term "**Closing Bid Price**" shall mean, for any security as of any date, the last closing bid price of such security on the OTC Bulletin Board or other principal exchange on which such security is traded as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the Pink Sheets. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding shares of Series A Preferred Stock. Dividends on the Series A Preferred Stock shall be cumulative and shall accrue and be payable quarterly. In the case of shares of Series A Preferred Stock outstanding for less than a full quarter, dividends shall be pro rated based on the portion of each quarter during which such shares are outstanding. Dividends on the Series A Preferred Stock are prior and in preference to any declaration or payment of any Distribution (as defined below) on any outstanding shares of Junior Stock. Such dividends shall accrue on each share of Series A Preferred Stock from day to day whether or not earned or declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not been paid on, or declared and set apart for, all shares of Series A Preferred Stock at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares on a *pro rata* basis with all other equity securities of the Company ranking *pari passu* with the Series A Preferred Stock as to the payment of dividends before any Distribution shall be paid on, or declared and set apart for, Junior Stock.

(b) So long as any shares of Series A Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any Distribution on any Junior Stock (other than dividends or Distributions payable in additional shares of Junior Stock) or redeem or repurchase any Junior Stock, unless at the time of such dividend or Distribution the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock.

(c) In the event of a dissolution, liquidation or winding up of the Company pursuant to **Section 4** hereof, all accrued and unpaid dividends on the Series A Preferred Stock shall be payable on the date of payment of the preferential amount to the holders of Series A Preferred Stock. In the event of (i) a redemption upon the occurrence of a Major Transaction (as defined in **Section 7(c)** hereof) or (ii) a Triggering Event (as defined in **Section 7(d)** hereof), all accrued and unpaid dividends on the Series A Preferred Stock shall be payable on the date of such redemption. In the event of a voluntary conversion pursuant to **Section 5(a)** hereof, all accrued and unpaid dividends on the Series A Preferred Stock being converted shall be payable on the Voluntary Conversion Date (as defined in **Section 5(b)(i)** hereof).

(d) For purposes hereof, unless the context otherwise requires, "**Distribution**" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Company, or the purchase

or redemption of shares of the Company (other than redemptions set forth in **Section 7** below); *provided, however*, that the term Distribution shall exclude the distribution by the Company, for no consideration, to each holder of the Company's Common Stock on the record date, which is September 7, 2010 (as the same subsequently may be changed to a later date by the Board of Directors of the Company), of one non-transferable subscription right to purchase 0.6 shares of Common Stock for each share of Common Stock then owned.

3. Voting Rights

Except as otherwise required under the Delaware General Corporation Law, the Series A Preferred Stock shall have no voting rights. The Common Stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Preferred Stock.

4. Liquidation Preference

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for Distribution to its stockholders, an amount equal to eight cents ($.08) per share (the "**Liquidation Preference Amount**") of the Series A Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series A Preferred Stock and any series of Preferred Stock or any other class of stock ranking *pari passu*, as to rights on liquidation, dissolution or winding up, with the Series A Preferred Stock, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the other classes of stock ranking *pari passu* with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred Stock. All payments for which this **Section 4(a)** provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series A Preferred Stock) or a combination thereof; *provided, however*, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any accrued and unpaid dividends to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount plus any accrued and unpaid dividends to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any Distribution of the assets of the Company.

(b) A consolidation or merger of the Company with or into any other corporation or corporations (or other entity or entities), or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this **Section 4**. In the event of the merger or consolidation of the Company with or into another corporation or corporations (or other entity or entities), the Series A Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger or consolidation shall result which is inconsistent therewith.

(c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts

shall be payable, shall be given by mail, postage prepaid, no less than twenty (20) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5. **Conversion**. The holder of Series A Preferred Stock shall have the following conversion rights (the "**Conversion Rights**"):

(a) Right to Convert. After the Issuance Date and upon the effectiveness of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Common Stock in an amount no less than 1,792,662 shares of Common Stock, the holder of any such shares of Series A Preferred Stock may, at such holder's option, elect to convert (a "**Voluntary Conversion**") all or any portion of the shares of Series A Preferred Stock held by such person into one fully paid and nonassessable share of Common Stock for each share of Series A Preferred Stock held. In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock. In the event of such a liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series A Preferred Stock the notice required under **Section 4(c)** above.

(b) Mechanics of Voluntary Conversion. The Voluntary Conversion of Series A Preferred Stock shall be conducted in the following manner:

(i) Holder's Delivery Requirements. To convert Series A Preferred Stock into full shares of Common Stock on any date (the "**Voluntary Conversion Date**"), the holder thereof shall (A) transmit by facsimile, or otherwise deliver, for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as **Exhibit I** (the "**Conversion Notice**"), to the Company at (610) 336-9045 Attention: Chief Financial Officer, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date the original certificates representing the shares of Series A Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "**Preferred Stock Certificates**") and the originally executed Conversion Notice.

(ii) Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of a copy of the fully executed Conversion Notice, the Company or its designated transfer agent (the "**Transfer Agent**"), as applicable, shall, within five (5) business days following the date of receipt by the Company of the fully executed Conversion Notice, issue and deliver to the holder specified in the Conversion Notice, such number of shares of Common Stock to which the holder shall be entitled.

(iii) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(c) Intentionally Omitted.

(d) Conversion Price. The term "**Conversion Price**" shall mean $0.08, subject to adjustment under **Section 5(e)** hereof. Notwithstanding any adjustment hereunder, at no time shall the Conversion Price be greater than $0.08 per share except if it is adjusted pursuant to **Section 5(e)(i)**.

(e) Adjustments of Conversion Price.

(i) Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this **Section 5(e)(i)** shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other Distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction: (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or Distribution; *provided, however,* that if such record date shall have been fixed and such dividend is not fully paid or if such Distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or Distributions; and *provided further, however,* that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other Distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other Distribution of shares of Series A Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or Distribution.

(iii) Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other Distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series A Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any Distributions payable thereon during such period), giving application to all adjustments called for during such period under this **Section 5(e)(iii)** with respect to the rights of the holders of the Series A Preferred Stock; *provided, however,* that if such record date shall have been fixed and such dividend is not fully paid or if such Distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or Distributions.

(iv) Reorganization, Merger, Consolidation or Sales of Assets. If, at any time or from time to time after the Issuance Date and, prior to the time that the shares of Series A Preferred Stock have been converted into shares of Common Stock, there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or Distributions provided for in **Section 5(e)(i), (ii) and (iii)**), or a merger or consolidation of the Company with or into

another corporation (or other entity) where the holders of outstanding voting securities of the Company prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company's properties or assets to any other person (an "**Organic Change**"), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the same kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the Organic Change.

(v) Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(f) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this **Section 5** and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless (i) an order from the Securities and Exchange Commission prohibits such conversion or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series A Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 100% of the Liquidation Preference Amount of the Series A Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(g) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; *provided, however*, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series A Preferred Stock at least ten (10) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or Distribution upon the Common Stock, (II) with respect to any *pro rata* subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding up, and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series A Preferred Stock at least ten (10) days prior to the date on which any Organic Change, dissolution, liquidation or winding up will take place, and in no event shall such notice be provided to such holder prior to such information being made known to the public.

6. **No Preemptive Rights**. No holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7. **Redemption**

(a) Redemption Option Upon Major Transaction. In addition to all other rights of the holders of Series A Preferred Stock contained herein, simultaneous with the occurrence of a Major Transaction (as defined in Section 7(c) below), each holder of Series A Preferred Stock shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's shares of Series A Preferred Stock at a price per share of Series A Preferred Stock equal to one hundred percent (100%) of the Liquidation Preference Amount, plus any accrued but unpaid dividends and liquidated damages (the "**Major Transaction Redemption Price**"). In such event, the holder shall have the sole option to require the Company to pay the Major Transaction Redemption Price either in cash or shares of Common Stock (if such shares be available). If the holder elects to receive the Major Transaction Redemption Price in shares of Common Stock, the price per share shall be based upon the Conversion Price then in effect on the day preceding the date of delivery of the Notice of Redemption at Option of Buyer Upon Major Transaction (as defined in Section 7(e) below) and the holder of such shares of Common Stock shall have piggyback registration rights with respect to such shares.

(b) Redemption Option Upon Triggering Event. In addition to all other rights of the holders of Series A Preferred Stock contained herein, after a Triggering Event (as defined in Section 7(d) below), each holder of Series A Preferred Stock shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's shares of Series A Preferred Stock at a price per share of Series A Preferred Stock equal to one hundred percent (100%) of the Liquidation Preference Amount, plus any accrued but unpaid dividends and liquidated damages (the "**Triggering Event Redemption Price**"; and, collectively with the Major Transaction Redemption Price, the "**Redemption Price**"). In such event, the holder shall have the sole option to require the Company to pay the Triggering Event Redemption Price either in cash or shares of Common Stock (if such shares be available). If the holder elects to receive the Triggering Event Redemption Price in shares of Common Stock in accordance with this **Section 7(b)**, the price per share shall be based upon the Conversion Price then in effect on the day preceding the date of delivery of the Notice of Redemption at Option of Buyer Upon Triggering Event (as hereafter defined) and the holder of such shares of Common Stock shall have piggyback registration rights with respect to such shares.

(c) Major Transaction. A "**Major Transaction**" shall be deemed to have occurred at such time as any of the following events:

(i) the consolidation, merger or other business combination of the Company with or into another person (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (B) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities).

(ii) the sale or transfer of more than 50% of the Company's assets other than inventory in the ordinary course of business in one or a related series of transactions; or

(iii) closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of Common Stock in which more than fifty percent (50%) of the outstanding shares of Common Stock were tendered and accepted.

(iv) a change in more than fifty percent (50%) of the current members of the Company's Board of Directors as of the Issuance Date.

(d) Triggering Event. A "**Triggering Event**" shall be deemed to have occurred at such time as any of the following events:

(i) the suspension from listing or quotation, without subsequent listing or quotation on any one of, or the failure of the Common Stock to be listed or quoted on at least one of, the OTC Bulletin Board, the NASDAQ Global Market, the NASDAQ Capital Market, or the NYSE Amex, for a period of ten (10) consecutive trading days;

(ii) the Company's notice to any holder of Series A Preferred Stock, including by way of public announcement, at any time, of its inability to comply or its intention not to comply with proper requests for conversion of any shares of Series A Preferred Stock into shares of Common Stock;

(iii) the Company's failure to comply with a Conversion Notice tendered in accordance with the provisions of this Certificate of Designation within five (5) business days after the receipt by the Company of the Conversion Notice and the Preferred Stock Certificates;

(iv) the Company deregisters its shares of Common Stock and as a result such shares of Common Stock are no longer publicly traded;

(v) the Company consummates a "going private" transaction and as a result the Common Stock is no longer registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended; or

(vi) the Company breaches any representation, warranty, covenant or other term or condition of the Exchange Agreement, this Certificate of Designation or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined below) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of a least twenty (20) business days. "**Material Adverse Effect**" is any event, change or effect that is or is reasonably likely to prevent or materially delay consummation of the transactions contemplated hereby or otherwise to prevent the Company from performing its obligations under this Certificate of Designation.

(e) Mechanics of Redemption at Option of Holder Upon Major Transaction. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but in no event prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier ("**Notice of Major Transaction**") to each holder of Series A Preferred Stock. At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least ten (10) days prior to a Major

Transaction, at any time during the ten (10) day period prior to a Major Transaction), the holder of Series A Preferred Stock then outstanding may require the Company to redeem, effective immediately prior to the consummation of such Major Transaction, all or any portion of the holder's Series A Preferred Stock then outstanding by delivering written notice thereof via facsimile, and overnight courier ("**Notice of Redemption at Option of Holder Upon Major Transaction**") to the Company, which Notice of Redemption at Option of Holder Upon Major Transaction shall indicate (i) the number of shares of Series A Preferred Stock that such holder is electing to redeem and (ii) the applicable Major Transaction Redemption Price, as calculated pursuant to **Section 7(a)** above.

(f) Mechanics of Redemption at Option of Holder Upon Triggering Event. Within three (3) business days after the Company obtains knowledge of the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("**Notice of Triggering Event**") to each holder of Series A Preferred Stock. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Series A Preferred Stock then outstanding may require the Company to redeem all or a portion of the Series A Preferred Stock by delivering written notice thereof via facsimile and overnight courier ("**Notice of Redemption at Option of Holder Upon Triggering Event**") to the Company, which Notice of Redemption at Option of Holder Upon Triggering Event shall indicate (i) the number of shares of Series A Preferred Stock that such holder is electing to redeem and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to **Section 7(b)** above. The Holder shall only be permitted to require the Company to redeem the Series A Preferred Stock pursuant to this Section for the greater of a period of ten (10) days after receipt by the Holder of a Notice of Triggering Event or for so long as such Triggering Event is continuing.

(g) Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Holder Upon Triggering Event or a Notice(s) of Redemption at Option of Holder Upon Major Transaction from any holder of Series A Preferred Stock, the Company shall immediately notify each holder of Series A Preferred Stock by facsimile within two (2) business days of the Company's receipt of such Notice(s) of Redemption at Option of Holder Upon Triggering Event or Notice(s) of Redemption at Option of Buyer Upon Major Transaction and each holder which has sent such a notice shall promptly thereafter submit to the Company such holder's Preferred Stock Certificates which such holder has elected to have redeemed. In connection therewith, the holder shall have the sole option to require the Company to pay the Redemption Price either in cash or shares of Common Stock in accordance with **Sections 7(a) and (b)** of this Certificate of Designation. The Company shall deliver the applicable Major Transaction Redemption Price immediately prior to the consummation of the Major Transaction; *provided* that a holder's Preferred Stock Certificates shall have been so delivered to the Company; *provided further* that if the Company is unable to redeem all of the Series A Preferred Stock to be redeemed, the Company shall redeem an amount from each holder of Series A Preferred Stock being redeemed equal to such holder's pro-rata amount of all Series A Preferred Stock being redeemed. If the Company shall fail to redeem all of the Series A Preferred Stock submitted for redemption (other than pursuant to a dispute as to the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Series A Preferred Stock may have under this Certificate of Designation and the Exchange Agreement, the applicable Redemption Price payable in respect of such unredeemed Series A Preferred Stock shall bear interest at the rate of 0.75% per month (prorated for partial months) until paid in full. Until the Company pays such unpaid applicable Redemption Price in full to a holder of shares of Series A Preferred Stock submitted for redemption, such holder shall have the option (the "**Void Optional Redemption Option**") to, in lieu of redemption, require the Company to promptly return to such holder(s) all of the shares of Series A Preferred Stock that were submitted for redemption by such holder(s) under this **Section 7** and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "**Void Optional Redemption Notice**"). Upon the Company's receipt of such Void Optional Redemption Notice(s) and prior to payment of the

full applicable Redemption Price to such holder, (i) the Notice(s) of Redemption at Option of Buyer Upon Major Transaction or Notice of Redemption at Option of Buyer Upon Triggering Event shall be null and void with respect to those shares of Series A Preferred Stock submitted for redemption and for which the applicable Redemption Price has not been paid and (ii) the Company shall immediately return any Series A Preferred Stock submitted to the Company by each holder for redemption under this **Section 7(d)** and for which the applicable Redemption Price has not been paid and (iii) the Conversion Price of such returned shares of Series A Preferred Stock shall be adjusted to the lesser of (A) the Conversion Price and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Redemption at Option of Buyer Upon Major Transaction or Notice of Redemption at Option of Buyer Upon Triggering Event is delivered to the Company and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Company; *provided* that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect. A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice other than interest payments. Payments provided for in this **Section 7** shall have priority to payments to other stockholders in connection with a Major Transaction or Triggering Event.

8. **Lost or Stolen Certificates**. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; *provided, however*, that the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock.

9. **Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief**. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief); no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

10. **Specific Shall Not Limit General; Construction**. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series A Preferred Stock and shall not be construed against any person as the drafter hereof.

11. **Failure or Indulgence Not Waiver**. No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

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IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 10 day of September, 2010.

MAM SOFTWARE GROUP, INC.

By: [signature]
Name: Charles F. Trapp
Title: Executive Vice President

EXHIBIT I

CONVERSION NOTICE
MAM SOFTWARE GROUP, INC.

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of MAM Software Group, Inc. (the "**Certificate of Designation**"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the "**Series A Convertible Preferred Shares**"), of MAM Software Group, Inc., a Delaware corporation (the "**Company**"), indicated below into shares of Common Stock, par value $0.0001 per share (the "**Common Stock**"), of the Company, by tendering the stock certificate(s) representing the share(s) of Series A Convertible Preferred Shares specified below as of the date specified below.

Date of Conversion: ______________________________
Number of Series A Convertible Preferred Shares to be converted: ______________________________

Stock certificate no(s). of Series A Convertible Preferred Shares to be converted: ______________________________

Please confirm the following information:

Conversion Price: ______________________________
Number of shares of Common Stock to be issued: ______________________________
Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion: ______________________________

Please issue the Common Stock into which the Series A Convertible Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to: ______________________________
____
Facsimile No.: ______________________________

Authorization: ______________________________

By: ______________________________
Title: ______________________________
Dated: ______________________________